June 17, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Infinium Labs, Inc
Form S-8

Gentlemen:

We hereby consent to the incorporation by reference in this Registration Statement of Infinium Labs, Inc. of Form S-8 of our report, dated December 11, 2003 (except for Note F as to which the date is January 26, 2004) accompanying the audited financial statements of Infinium Labs, Inc. (“Infinium”) for the period from December 9, 2002 to October 31, 2003. Such report is referred to in Infinium’s annual report on Form 10-KSB for the year ended December 31, 2004, and included in Infinium’s Form SB-2 amendment filed on February 14, 2005, both of which are incorporated by reference in this Registration Statement.

Very truly yours,

/s/ Baumann, Raymondo & Company CPA

Baumann, Raymondo & Company PA
Certified Public Accountants
Tampa, Florida